Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Michael D. Mulholland
Vice President-Financial Planning, Corporate Development and Investor Relations
1.800.2GEVITY (1.800.243.8489), x3307
mike.mulholland@gevity.com
GEVITY ANNOUNCES ADDITIONAL RETURNS of WORKERS’ COMPENSATION
FUNDING and REINSURANCE RECOVERY
•	$26 Million Return of Workers’ Compensation Premiums Expected in January 2009

•	$4.7 Million Reimbursed in November 2008 Due to Lower Workers’ Compensation Program Costs

•	$2.0 Million Reinsurance Contract Loss Recovery Received in November 2008
BRADENTON, FL, December 11, 2008 — Gevity (NASDAQ: GVHR), a leading professional employer organization (PEO) that provides HR services to businesses nationwide, today announced it expects to receive an additional return of $26 million in workers’ compensation funds from AIG Commercial Insurance (“AIGCI”) by the end of January 2009. A substantial portion of this return is incremental to the amount included in the short-term workers’ compensation receivable previously reported in the Company’s balance sheet as of September 30, 2008. In addition, the Company received a refund of $4.7 million in November from AIGCI arising from lower program costs for the 2003 through 2007 policy years.
Gevity’s expected receipt of approximately $26 million relates to its workers’ compensation policy years 2000-2002. This return of funds reflects the favorable relationship between the amount of funding held for these policy years, the relative low number of open claims and the maturing values of the estimated future costs for such claims. Moreover, an additional material return of funds from these policy years is contractually scheduled for 2011. Today’s announcement follows a receipt of $33.1 million of excess workers’ compensation collateral in September, coupled with AIGCI’s agreement to waive Gevity’s approximate $14.0 million in workers’ compensation collateral payments during the fourth quarter of 2008. These returns reflect the Company’s favorable claims cost trends, which are largely the result of its effective underwriting practices, risk prevention measures and claims management controls.
“We are very pleased to have made further progress in our objective to accelerate the return of our excess workers’ compensation funding from our insurance program,” commented Garry J. Welsh, Chief Financial Officer. “In a span of three quarters, we will have strengthened our balance sheet by over $70 million from these efforts.”
Gevity also announced it received a cash recovery of $2.0 million pursuant to a court-approved settlement arising from a liquidation proceeding related to the Bermuda reinsurance company formerly responsible for covering a specific layer of Gevity’s workers’ compensation claims exposure in 2006. Gevity previously recognized a loss of $4.65 million under this reinsurance arrangement in 2006 and subsequent recoveries have now fully offset this loss. The $2.0 million recovery will benefit the Company’s fourth quarter 2008 operating results. The Company expects to receive no additional recovery at this time.
About Gevity
As a leading provider of HR solutions, Gevity helps small businesses nationwide maximize performance through its world-class HR expertise and services — including payroll, benefits, administrative processing, risk management, policies and procedures, new hire support, performance management, and employee development and retention. For more information, visit gevity.com.
A copy of this press release is also available online at gevity.com > newsroom & events.
Pursuant to the Private Securities Litigation Reform Act of 1995, the Company is hereby providing cautionary statements to identify important factors that could cause the Company’s actual results to differ materially from forward-looking statements contained in, or implied by, this news release. Forward-looking statements are those that express expectations, beliefs, plans, objectives, assumptions or future events or performance that are not historical facts. Such statements are often expressed through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” “projection,” “preliminary,” “forecast” and similar expressions. The results or events contemplated by forward-looking statements are affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or to predict, such as risks relating to the following: to the Company’s guidance, including the challenges to achieve its growth strategy, obtaining new client employees, while passing on increased pricing for its services, including professional service fees, retaining clients through annual benefit enrollment, the Company’s dependence on technology services, the adequacy of the Company’s insurance-related loss reserves, the availability of insurance coverage for workers’ compensation and medical benefits, damage due to hurricanes and other natural disasters, risks inherent in the Company’s acquisition strategy and its ability to successfully assimilate acquired entities, the Company’s dependence on third-party technology licenses, the Company’s dependence on key personnel, qualified service consultants and sales associates, fluctuations in the Company’s quarterly results, variability in health insurance claims, state unemployment tax rates and workers’ compensation rates, liabilities resulting from the Company’s co-employment relationship with its clients, credit risks associated with the Company’s large clients, short- termination provisions in the Company’s professional services agreements, financial related concerns at clients which result in fewer employees or a termination of the relationship, the Company’s geographic market concentration, collateral requirements of the Company’s insurance programs, the ability of AIG, parent company of AIG Commercial Insurance, to continue as a going concern, regulatory compliance, the ultimate impact of the current economic crisis, the liquidity of the financial markets, Internet and related data security risks, potential liabilities as a consequence of potentially being deemed an “employer” under ERISA and other tax regulations as well as other civil liabilities, challenges to expansion due to varying state regulatory requirements, competition and risks relating to recovering insurance premiums paid to a Bermuda reinsurance Company. These and other factors are described in the Company’s filings with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which such statement is made and the reader should not place undue reliance on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.
###

2